Exhibit 4(b)

Carolina Power & Light Company

OFFICER’S CERTIFICATE

Thomas R. Sullivan, the Treasurer of Carolina Power & Light Company (the “Company”), pursuant to the authority granted in the Board Resolutions dated July 25, 2002 and the Indenture, as defined herein, does hereby certify to JPMorgan Chase Bank, formerly The Chase Manhattan Bank (the “Trustee”), as Trustee under the Indenture (for Debt Securities) of the Company, dated as of October 28, 1999 (as supplemented by this Officer’s Certificate, the “Indenture”), that he has authorized the issue and sale of 6½% Notes due 2012 (the “Notes”) by the Company, and, in connection with such issuance, has determined, approved or appointed, as the case may be, the following:

1.
The notes of this series issued under the Indenture shall be designated “6½% Notes due 2012.” The Form of Note is attached hereto as Exhibit A. All capitalized terms used in this certificate which are not defined herein shall have the meanings (if any) set forth in Exhibit A hereto; all capitalized terms used in this certificate which are not defined herein or in Exhibit A hereto shall have the meanings set forth in the Indenture.

2.	If not redeemed earlier pursuant to their terms, the Notes shall mature and the principal thereof shall be due and payable together with all accrued and unpaid interest thereon on July 15, 2012.

3.
The Notes shall initially be issued as Global Securities registered in the name of a nominee of The Depository Trust Company. The Notes shall be issued in denominations of $1,000 and integral multiples thereof.

4.	The Notes shall bear interest as provided in Exhibit A.

5.	The Notes may be redeemed at any time as provided in Exhibit A.

6.	The Notes shall not be subject to a sinking fund.

7.
Principal and interest will be payable initially at the Corporate Trust Office of JPMorgan Chase Bank, presently located at 450 West 33rd Street, New York, New York 10001, or such other offices or agencies of the Trustee maintained for such purposes from time to time, or at other office or agency designated by the Company from time to time.

8.	The Notes will be subject to certain events of default and certain covenants as set forth in the Indenture and Exhibit A.

9.	The Trustee shall initially be JPMorgan Chase Bank, the principal corporate trust office of which presently is located at 450 West 33rd Street, New York, New York, 10001.

10.	The Notes shall be senior unsecured obligations of the Company.

11.	Any further terms of the Notes shall be as provided for in Exhibit A hereto and in the Indenture.

IN WITNESS WHEREOF, the undersigned Treasurer of the Company has executed this Certificate as of the 30th day of July, 2002.

/s/    THOMAS R. SULLIVAN
Thomas R. Sullivan, Treasurer

[Signature Page to Officer’s Certificate Establishing the Note]

Exhibit A

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO CAROLINA POWER & LIGHT COMPANY (“THE COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS 6½% NOTE DUE 2012 MAY, AS PROVIDED IN THE INDENTURE, BE EXCHANGED FOR 6½% NOTES DUE 2012 IN THE FORM OF DEFINITIVE CERTIFICATES OF LIKE TENOR AND OF AN EQUAL AGGREGATE PRINCIPAL AMOUNT, IN AUTHORIZED DENOMINATIONS, REGISTERED IN THE NAMES OF SUCH PERSONS AS THE DEPOSITARY SHALL INSTRUCT THE TRUSTEE, IF (I) THE DEPOSITARY GIVES NOTICE TO THE COMPANY OR TO THE TRUSTEE THAT IT IS UNWILLING OR UNABLE TO CONTINUE AS DEPOSITARY AND A SUCCESSOR DEPOSITARY IS NOT APPOINTED BY THE COMPANY WITHIN 90 DAYS, (II) THE DEPOSITARY CEASES TO BE ELIGIBLE UNDER THE INDENTURE AND A SUCCESSOR DEPOSITARY IS NOT APPOINTED BY THE COMPANY WITHIN 90 DAYS, (III) THE COMPANY DECIDES TO DISCONTINUE USE OF THE SYSTEM OF BOOK-ENTRY TRANSFERS THROUGH THE DEPOSITARY OR ITS SUCCESSOR OR (IV) AN EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING, AND THE HOLDERS OF MORE THAN FIFTY PERCENT OF THE 6½% NOTES DUE 2012 DETERMINE THAT THE 6½% NOTES DUE 2012 WILL NO LONGER BE REPRESENTED BY A GLOBAL SECURITY. ANY SUCH EXCHANGE SHALL BE MADE UPON RECEIPT BY THE TRUSTEE OF AN OFFICER’S CERTIFICATE THEREFOR AND A WRITTEN INSTRUCTION FROM THE DEPOSITARY SETTING FORTH THE NAME OR NAMES IN WHICH THE TRUSTEE IS TO REGISTER SUCH 6½% NOTES DUE 2012 IN THE FORM OF DEFINITIVE CERTIFICATES.

CAROLINA POWER & LIGHT COMPANY

6½% Note due 2012

No.	$

CUSIP No.

Carolina Power & Light Company, a corporation duly organized and existing under the laws of the State of North Carolina (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of                                          on July 15, 2012 and to pay interest thereon from July 30, 2002 or from the most recent Interest Payment Date with respect to which interest has been paid or duly provided for, semi-annually on January 15 and July 15 in each year (each an “Interest Payment Date”), commencing January 15, 2003, at the rate of 6.50% per annum, until the principal hereof is paid or made available for payment, provided that any principal and premium, and any such installment of interest, which is overdue shall bear interest at the rate of 6.50% per annum (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be (i) for Notes of this series in the form of Global Securities, on the business day prior to each Interest Payment Date, or (ii) for Notes of this series in the form of definitive certificates, on December 31 or June 30 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium if any) and such interest on this Note will be made at the Corporate Trust Office of the Trustee or such other offices or agencies of the Trustee maintained for such purpose from time to time or at any other office or agency designated by the Company for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of such interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Debt Security Register.

The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Interest will accrue from each prior Interest Payment Date to, but not including, the relevant payment date. In the event that any date on which interest is payable on the Notes of this series is not a Business Day at any Place of Payment, then payment of interest or principal and premium, if any, need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on the Interest Payment Date or Redemption Date, or at the Stated Maturity, and, if such payment is made or duly provided for on such Business Day, no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be, to such Business Day. A “Business Day,” when used with respect to a Place of Payment or any other particular location specified in the Indenture, means any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in such Place of Payment or other location are generally authorized or required by law, regulation or executive order to remain closed.

Reference is hereby made to the further provisions of this Note set forth below, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or its duly appointed co-authenticating agent referred to below by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

CAROLINA POWER & LIGHT COMPANY

BY:
Thomas R. Sullivan Treasurer

[SEAL]

Attest:

By:
Patricia Kornegay-Timmons Assistant Secretary

[Signature Page of the Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated herein referred to in the within-mentioned Indenture.

Dated:

JPMORGAN CHASE BANK as Trustee

By:
Name	Patti Maner Authorized Representative

[Reverse of 6½% Note due 2012]

This Note is one of the duly authorized issue of securities of the Company of the series designated on the face hereof (herein called the “Notes”), issued and to be issued in one or more series under an Indenture (For Debt Securities), dated as of October 28, 1999 (herein, together with any amendments thereto, called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and JP Morgan Chase Bank, formerly known as The Chase Manhattan Bank, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture, including the Board Resolutions and Officer’s Certificate filed with the Trustee on July 30, 2002, creating the series designated on the face hereof, for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.

The Notes are senior unsecured obligations of the Company and rank equally with all of the Company’s other senior unsecured indebtedness from time to time outstanding. Debt Securities may be issued under the Indenture from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized for each series. The Company may, from time to time, without the consent of the holder of this Note, provide for the issuance of Notes or other Debt Securities under the Indenture in addition to this Note.

The Notes will not be subject to a sinking fund.

Events of Default

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Restrictive Covenants

Limitation on Liens

So long as any Notes are outstanding, the Company may not issue, assume, guarantee (including any contingent obligation to purchase) or permit to exist any Debt that is secured by any mortgage, security interest, pledge or lien (“Lien”) of or upon any Operating Property of the Company, without effectively securing the Notes (together with, if the Company shall so determine, any other indebtedness ranking equally with the Notes) equally and ratably with the Debt (but only so long as the Debt is so secured).

The foregoing restriction will not apply to:

•
Liens on any Operating Property existing as of the date of issuance of the Notes, including the lien created by the Company’s Mortgage and Deed of Trust dated as of May 1, 1940, as supplemented from time to time;

•	Liens on any Operating Property existing at the time of acquisition thereof and not created in contemplation of such acquisition;

•
Liens on Operating Property of a corporation existing at the time such corporation is merged into or consolidated with the Company, or at the time of a sale, lease, or other disposition of the properties of such corporation or a division thereof as an entirety or substantially as an entirety to the Company, provided that such Lien as a result of such merger, consolidation, sale, lease, or other disposition is not extended to property owned by the Company immediately prior thereto and is not created in contemplation of such merger, consolidation, sale, lease or other disposition;

•
Liens on Operating Property to secure all or part of the cost of acquiring, constructing, developing, or substantially repairing, altering, or improving such property, or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such Liens are created or assumed contemporaneously with, or within eighteen (18) months after, such acquisition or completion of construction, development, or substantial repair, alteration, or improvement or within six (6) months thereafter pursuant to a commitment for financing arranged with a lender or investor within such eighteen (18) month period;

•
Liens in favor of the United States of America or any State thereof, or any department, agency, or instrumentality or political subdivision of the United States of America or any State thereof, or for the benefit of holders of securities issued by any such entity, to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing, developing, or substantially repairing, altering, or improving the property subject to such Liens; or

•
Any extension, renewal or replacement (or successive extensions, renewals, or replacements), in whole or in part, of any Lien referred to in the foregoing clauses, inclusive; provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by the foregoing clauses, inclusive, shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extensions, renewal, or replacement, so secured at the time of such extension, renewal, or replacement.

In addition, notwithstanding the foregoing restrictions, the Company may issue, assume or guarantee Debt secured by a Lien which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other of its secured Debt (not including secured Debt permitted under any of the foregoing exceptions) and the Value of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of Notes or other Debt as described below in clause (c) of the last sentence under “Limitation on Sale and Lease-Back Transactions,” Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to a Lien under any of the foregoing exceptions and Sale and Lease-Back Transactions that are permitted by the first sentence of “Limitation on Sale and Lease-Back Transactions” below), does not exceed the greater of 10% of the Company’s Net Tangible Assets or 10% of the Company’s Capitalization. The foregoing restrictions do not limit the Company’s ability to place Liens on (i) the capital stock of any of its subsidiaries or (ii) the assets of any of its subsidiaries.

In this section and in the following section on “Limitation on Sale and Lease-Back Transactions,” the following terms have the meanings indicated:

“Capitalization” means the total of all the following items appearing on, or included in, the Company’s consolidated balance sheet: (i) liabilities for indebtedness maturing more than 12 months from the date of determination; and (ii) common stock, preferred stock, premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of capital stock held in the Company’s treasury. Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which the Company is engaged and approved by the independent accountants regularly retained by it, and may be determined as of a date not more than 60 days prior to the happening of the event for which the determination is being made.

“Debt” means any outstanding debt for money borrowed evidenced by notes, debentures, bonds or other securities, or guarantees of any debt.

“Net Tangible Assets” means the amount shown as total assets on the Company’s consolidated balance sheet, less (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and certain regulatory assets, and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which the Company is engaged and approved by the independent accountants regularly retained by it, and may be determined as of a date not more than 60 days prior to the happening of the event for which such determination is being made.

“Operating Property” means (i) any interest in real property the Company owns and (ii) any asset it owns that is depreciable in accordance with generally accepted accounting principles, excluding, in either case, any interest it has as lessee under any lease (except for a lease that results from a Sale and Lease-Back Transaction) which has been or would be capitalized on the books of the lessee in accordance with generally accepted accounting principles.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing to the Company of any Operating Property (except for leases for a term, including any renewal or potential renewal, of not more than 48 months), which Operating Property has been or is to be sold or transferred by it to the person; provided, however, Sale and Lease-Back Transaction shall not include any arrangement first entered into prior to the date of the Indenture and shall not include any transaction pursuant to which the Company sells Operating Property to, and thereafter purchases energy or services from, any entity, which transaction is ordered or authorized by any regulatory authority having jurisdiction over the Company or its operations or is entered into pursuant to any plan or program of industry restructuring ordered or authorized by any such regulatory authority.

“Value” means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds from the sale or transfer of the property leased pursuant to the Sale and Lease-Back Transaction or (ii) the net book value of the property, as determined by the Company in accordance with generally accepted accounting principles at the time it entered into the Sale and Lease-Back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard, in any case, to any renewal or extension options contained in the lease.

Limitation on Sale and Lease-Back Transactions

So long as any Notes are outstanding, the Company may not enter into or permit to exist any Sale and Lease-Back Transaction with respect to any Operating Property (except for leases for a term, including any renewal or potential renewal, of not more than 48 months), if the purchaser’s commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of the Operating Property or the placing in operation of the Operating Property or of the Operating Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if (a) the Company would be entitled pursuant to any of the provisions listed as exceptions to the restriction applicable to “Limitation on Liens” above to issue, assume, guarantee or permit to exist Debt secured by a Lien on the Operating Property without equally and ratably securing the Notes, (b) after giving effect to the Sale and Lease-Back Transaction, the Company could incur pursuant to the provisions described in the last paragraph under “Limitation on Liens,” at least $1.00 of additional Debt secured by Liens (other than Liens permitted by clause (a)), or (c) the Company applies within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not less than the fair value of the Operating Property so leased), and, otherwise, an amount equal to the fair value (as determined by the Board of Directors) of the Operating Property so leased to the retirement of Notes or other Debt ranking equally with the Notes, provided, however, that the amount to be applied to such retirement of Notes or other Debt shall be reduced by an amount equal to the sum of (a) an amount equal to the redemption price with respect to Notes delivered within such one hundred eighty (180)-day period to the Trustee for retirement and cancellation and (b) the principal amount, plus any premium or fee paid in connection with any redemption in accordance with the terms of other Debt voluntarily retired by the Company within such one hundred eighty (180)-day period, excluding in each case retirements pursuant to mandatory sinking fund or prepayment provisions and payments at maturity.

Form and Denomination

The Notes will initially be represented by one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company (“DTC” or “the Depositary”) and registered in the name of a nominee of the Depositary. The Notes will be sold only in multiples of $1,000. See “The Depositary” below.

Optional Redemption

The Notes of this series are subject to redemption by the Company, at its option, in whole, at any time, or in part, from time to time, upon notice as provided in the Indenture (not less than 30 nor more than 60 days prior to a date fixed for redemption (the “Redemption Date”)) at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the Redemption Date to the maturity date, computed by discounting such payments, in each case, to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 37.5 basis points (0.375%), plus in each case accrued interest on the principal amount thereof to the Redemption Date (the “Redemption Price”), such Redemption Price to be set forth in an Officer’s Certificate delivered to the Trustee on or before the Redemption Date and upon which the Trustee may conclusively rely.

If notice has been given as provided in the Indenture and funds for the redemption of any Notes (or any portion thereof) called for redemption shall have been made available on the Redemption Date referred to in such notice, such Notes (or any portion thereof) will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of such Notes will be to receive payment of the Redemption Price.

Notice of any optional redemption of Notes of this series (or any portion thereof) will be given to Holders at their addresses, as shown in the Debt Security Register for such Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the method of calculation of the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed. If less than all of the Notes are to be redeemed at the option of the Company, the Trustee shall select, in such manner as it shall deem fair and appropriate, the portion of such Note to be redeemed in whole or in part.

In the event of redemption of this Note in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

As used in this subsection:

“Treasury Yield” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker having a maturity comparable to the remaining term of the Notes of this series that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes of this series.

“Independent Investment Banker” means Merrill Lynch, Pierce, Fenner & Smith, Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing selected by the Company and appointed by the Trustee.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, the average of the Reference Treasury Dealer Quotations for such Redemption Date.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such Redemption Date. The Company shall furnish the Trustee a notice in writing at least five Business Days and not more than ten Business Days prior to such Redemption Date of (a) the name of each Reference Treasury Dealer, (b) the Redemption Date, and (c) the third Business Day preceding the Redemption Date.

“Reference Treasury Dealer” means Merrill Lynch, Pierce, Fenner, & Smith, Incorporated, and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government Securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

Certain Indenture Provisions

The Indenture permits, in certain circumstances therein specified, the amendment thereof without the consent of the Holders of any of the Debt Securities. The Indenture also permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations under the Indenture of the Company and the rights of Holders of the Debt Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a specified percentage in aggregate principal amount of the Debt Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of a specified percentage in aggregate principal amount of the Debt Securities of each series at the time Outstanding, on behalf of the Holders of all the Debt Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, a Holder of Debt Securities shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of this series, the Holders of not less than a specified percentage in aggregate principal amount of the Debt Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Debt Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note, subject to the provisions for satisfaction and discharge in Article Seven of the Indenture, shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

The Indenture permits the Company, by irrevocably depositing, in amounts and maturities sufficient to pay and discharge at the Stated Maturity or Redemption Date, as the case may be, the entire indebtedness on all Outstanding Notes, cash or U.S. Government Obligations with the Trustee in trust solely for the benefit of the Holders of all Outstanding Notes, to defease the Indenture with respect to such Notes, and upon such deposit the Company shall be deemed to have paid and discharged its entire indebtedness on such Notes. Thereafter, Holders would be able to look only to such trust fund for payment of principal and interest at the Stated Maturity or Redemption Date, as the case may be.

The Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of Notes is registrable in the Debt Security Register, upon surrender of a Note for registration of transfer at the Corporate Trust Office of the Trustee or at such other offices or agencies of the Trustee from time to time designated for such purpose, or at such other offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All undefined terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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